Exhibit 99.1

Galaxy Gaming Reports Q1 2018

Financial Results

LAS VEGAS, May 16, 2018 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today its results for the quarter ended March 31, 2018.

Financial Highlights

Q1 2018 vs. Q1 2017

•	Revenue increased 25% to $4,361K
•	Revenue increased 20% to $4,154K excluding effect of accounting change
•	Adjusted EBITDA increased 28% to $1,559K
•	Pre-tax income increased 184% to $682K
•	Net income increased 231% to $537K

Balance Sheet Changes (vs. December 31, 2017)

•	Cash decreased 5% to $3,396K
•	Total debt (gross) decreased 3% to $9,345K
•	Stockholders’ equity increased 13% to $6,166K

Executive Comments

“We maintained revenue growth in the 20% range in Q1 2018,” stated Todd Cravens, Galaxy’s President and CEO.  "However, the increases in operating expenses that we made last year have moderated in Q1 2018, allowing us to deliver growth in EBITDA that exceeded the growth in revenue.  We expect that trend to continue throughout 2018.”

“Revenue as reported for Q1 2018 included $207K from our adoption of ASC 606 effective beginning this year,” stated Harry Hagerty, Galaxy’s CFO.  “Cash decreased slightly in the quarter due to our payment in January 2018 of amounts owed to a strategic partner; excluding that payment, cash would have increased 16%.  Interest expense decreased in the quarter due to lower debt balances, and we expect further decreases in 2018 as a result of the refinancing we announced last month.  Finally, our effective tax rate was 21.2%, reflecting the new tax rates enacted late last year.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Dana Rantovich (702) 938-1753
Harry Hagerty (702) 938-1740